Exhibit 5.2

JONES DAY

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

January 12, 2012

France Telecom

6, place d’Alleray

75015 Paris, France

Re: $900,000,000 5.375% Notes due 2042

(hereinafter referred to as the “Notes”)

Ladies and Gentlemen:

We have acted as special United States counsel for France Telecom, a French société anonyme (the “Company”), in connection with the issuance and sale of the Notes, pursuant to the Purchase Agreement, dated January 9, 2012 (the “Purchase Agreement”), entered into by and among the Company and BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture to be dated as of January 13, 2012 (the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Purchase Agreement, will constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture, (ii) the definitive terms of the Notes will be established in accordance with all requisite corporate action and applicable law, including laws of the Republic of France (except that no such assumption is made as to matters of the law of the State of New York that in our experience would normally be applicable to general business entities with respect to the contemplated issuance of the Notes), and (iii) the Trustee will have authorized, executed and delivered the Indenture and the Indenture will be the valid, binding and enforceable obligation of the Trustee.

BUREAUX : AL-KHOBAR • ATLANTA • BOSTON • BRUXELLES • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DJEDDAH • DUBAÏ • FRANCFORT • HONG KONG • HOUSTON • IRVINE • LONDRES • LOS ANGELES • MADRID • MEXICO • MILAN • MOSCOU • MUNICH • NEW DELHI • NEW YORK • PARIS • PÉKIN • PITTSBURGH • RIYAD • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAÏ • SILICON VALLEY • SINGAPOUR • SYDNEY • TAÏPEI • TOKYO • WASHINGTON

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-178444) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the U.S. Securities Act of 1933 (the “Securities Act”) and to the reference to Jones Day under the captions “Validity of Notes” and “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day